ATTENTION: News Director /Assignment Editor

HEADLINE: George Risk Industries Releases First Quarter Results and Announces Annual Dividend

KIMBALL, NE / ACCESSWIRE / September 18, 2019 / GEORGE RISK INDUSTRIES, INC., (OTC PINK:RSKIA), a diversified and leading American manufacturer of a wide variety of products in the security and proximity sensor industries, recorded net sales for the quarter ended July 31, 2019 to be $3,552,000.00, a 3.59% increase over the same period in the prior year, in which sales of $3,429,000.00 were recorded. Net income for the quarter ended July 31, 2019 was $866,000.00, a 40.36% increase from the corresponding quarter last year, which showed net income of $617,000.00. Earnings per share for the quarter ended July 31, 2019 was $0.17 per common share and $0.12 per common share for the quarter ended July 31, 2018.

Management is pleased with the Company’s growth despite the many challenges that arise in running a business. The back-order log from the prior year has been remedied by obtaining sufficient inventory in our stockroom, resulting in shipment of products in a timelier fashion. The Company has also seen the return of some old customers buying from us again. Continual employee training of our ERP system, which was implemented in 2017, has produced substantial growth in the Company’s ability to run a lean and profitable facility. The tariffs being levied by the U S government is a concern because of raw material prices.

The Company’s acquisition of the assets of Labor Saving Devices in October 2017 has immensely aided in the Company’s growth. Our existing products lines have also seen growth. Management continues to seek opportunities of other businesses and such that might be a good fit to the GRI family. Operating expenses have increased slightly as compared to the corresponding current last year, yet still stay at less than 30% of net sales. Sales growth produced additional labor costs in hiring new employees, wage increases and increased commission amounts to our sales representatives. Newly reconfigured products in our cable & wiring tools segment (LSDI) are scheduled to enter the marketplace soon. Management never ceases to push the importance of our notable customer service that is proudly known throughout the security industry. This first quarter company performance is a reflection of the endurance and dedication of its employees. Management is very optimistic that the three remaining quarters will experience continued growth.

At George Risk Industries, Inc. latest Board of Directors meeting on August 27, 2019, a dividend of $0.40 per common share was declared. This is a $0.02 increase from the dividend that was paid last year. This dividend will be paid to stockholders of record as of September 30, 2019 and will be paid out by October 31, 2019.

George Risk Industries, Inc. is engaged in the design, manufacture and sales to distributors and OEM manufacturers of custom computer keyboards, push button switches, burglar alarm components, pool alarms, thermostats, E-Z Duct wire cover, hydro sensors and wire and cable tools. The company has representation in the United States, Canada, Asia and EMEA (Europe, the Middle East and Africa.).

CONTACTS

STEPHANIE M. RISK-McELROY, PRESIDENT/CEO/CFO

308-235-4645

800-523-1223

SOURCE: George Risk Industries Inc.

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